CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 23, 2006, relating to the financial statements and financial highlights, which appear in the November 30, 2005 Annual Report to Shareholders of AllianceBernstein Utility Income Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.



PricewaterhouseCoopers LLP

New York, New York
February 27, 2006



00250 0157 646362